Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-179473 on Form S-3 of our reports dated March 6, 2012, relating to the financial statements of ARMOUR Residential REIT, Inc. as of and for the year ended December 31, 2011, and the effectiveness of ARMOUR Residential REIT, Inc.’s internal control over financial reporting as of December 31, 2011, appearing in the Annual Report on Form 10-K of ARMOUR Residential REIT, Inc. for the year ended December 31, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Miami, Florida

March 26, 2012